Exhibit 21.1

                              LIST OF SUBSIDIARIES


Pursuant to Item 601 of Regulation S-K, Company lists the following subsidiaries:


1. Commerce Casualty Insurance Company Ltd." incorporated on December 19, 1995 under the laws of Bermuda.

2. Commerce Capital, Inc., incorporated on January 20, 1998 under the laws of North Carolina.